Exhibit 99.1

SiTime Reports Second Quarter 2023 Financial Results

SANTA CLARA, Calif., August 2, 2023 – SiTime Corporation, (Nasdaq: SITM), the precision timing company, today announced financial results for the second quarter ended June 30, 2023.

Net revenue in the second quarter of 2023 was $27.7 million, a 27.7% decrease from the $38.3 million in the first quarter of 2023.

Generally Accepted Accounting Principles (GAAP) Results

In the second quarter of 2023, GAAP gross margins were $15.4 million, or 55.7% of revenue, GAAP operating expenses were $47.8 million, GAAP loss from operations was $32.4 million, and GAAP net loss was $25.9 million, or $1.17 per basic share.

Total cash and cash equivalents were $30.4 million and short-term investments were $544.3 million on June 30, 2023.

Non-GAAP Results

This press release and its attachments include certain non-GAAP supplemental performance measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

In the second quarter of 2023, non-GAAP gross margins were $16.2 million, or 58.2% of revenue, non-GAAP operating expenses were $27.4 million, non-GAAP loss from operations was $11.2 million and non-GAAP net loss was $4.8 million, or $0.22 per diluted share.

The reconciliation between GAAP and non-GAAP financial results is provided in the financial statements portion of this release.

SiTime believes that the presentation of non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to SiTime’s financial condition and results of operations. SiTime believes that these non-GAAP financial measures provide additional insight into SiTime’s ongoing performance and core operational activities and has chosen to provide these measures for more consistent and meaningful comparison between periods. These measures should only be used to evaluate SiTime’s results of operations in conjunction with the corresponding GAAP measures. The non-GAAP financial measures exclude stock-based compensation.

Inducement Plan Grants

SiTime granted restricted stock unit awards (“RSUs”) on August 1, 2023 that were approved by the Compensation Committee of its Board of Directors under SiTime’s 2022 Inducement Award Plan, as a material inducement to employment to 6 newly hired non-executive individuals globally. The RSUs were approved in accordance with Nasdaq Listing Rule 5635(c)(4). The inducement grants consisted of an aggregate of 32,597 RSUs. One-fourth of the RSUs will vest on the first February 20, May 20, August 20, or November 20 falling in the one-year anniversary quarter of the applicable vesting start date, and then 1/16th of the RSUs vest in equal quarterly installments on each February 20, May 20, August 20, and November 20, thereafter, subject to each such employee’s continued service on each vesting date. The inducement grants are subject to the terms and conditions of award agreements covering the grants and SiTime’s 2022 Inducement Award Plan.

Conference Call

SiTime will broadcast the financial results for its second quarter of 2023 via conference call today, August 2, 2023, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). To join the conference call via phone, participants are required to complete the following registration form to receive a dial-in number and dedicated PIN for accessing the conference call. The conference call will also be available via a live audio webcast on the investor relations section of the SiTime website at investor.sitime.com. Please access the website at least a few minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay of the call will be available on the website.

About SiTime

SiTime Corporation is the precision timing company. Our programmable solutions offer a rich feature set that enables customers to differentiate their products with higher performance, smaller size, lower power, and better reliability. With over 3 billion devices shipped, SiTime is changing the timing industry. For more information, visit www.sitime.com.

SiTime Corporation
Unaudited GAAP Condensed Consolidated Statements of Operations

	Three Months Ended
	June 30, 2023	March 31, 2023
	(in thousands, except per share data)
Revenue	$27,728	$38,343
Cost of revenue	12,290	15,302
Gross profit	15,438	23,041
Operating expenses:
Research and development	26,567	24,457
Selling, general and administrative	21,276	20,733
Total operating expenses	47,843	45,190
Loss from operations	(32,405)	(22,149)
Interest income	6,667	5,629
Other income (expense), net	(161)	100
Loss before income taxes	(25,899)	(16,420)
Income tax benefit	(23)	(70)
Net loss	$(25,922)	$(16,490)
Net loss attributable to common stockholders and comprehensive loss	$(25,922)	$(16,490)
Net loss per share attributable to common stockholders, basic	$(1.17)	$(0.76)
Net loss per share attributable to common stockholders, diluted	$(1.17)	$(0.76)
Weighted-average shares used to compute basic net loss per share	22,074	21,794
Weighted-average shares used to compute diluted net loss per share	22,074	21,794

SiTime Corporation Unaudited Reconciliation of Non-GAAP Adjustments

	Three Months Ended
	June 30, 2023	March 31, 2023
	(in thousands, except per share data)
Reconciliation of GAAP gross profit and margin to non-GAAP
Revenue	$27,728	$38,343
GAAP gross profit	15,438	23,041
GAAP gross margin	55.7%	60.1%
Stock-based compensation	713	639
Non-GAAP gross profit	$16,151	$23,680
Non-GAAP gross margin	58.2%	61.8%

Reconciliation of GAAP operating expenses to non-GAAP
GAAP research and development expenses	26,567	24,457
Stock-based compensation	(9,983)	(8,031)
Non-GAAP research and development expenses	$16,584	$16,426

GAAP sales, general and administrative expenses	21,276	20,733
Stock-based compensation	(10,464)	(9,866)
Non-GAAP sales, general and administrative expenses	$10,812	$10,867
Total Non-GAAP operating expenses	$27,396	$27,293

Reconciliation of GAAP loss from operations to non-GAAP loss from operations
GAAP loss from operations	$(32,405)	$(22,149)
Stock-based compensation	21,160	18,536
Non-GAAP loss from operations	$(11,245)	$(3,613)
Non-GAAP loss from operations as a percentage of revenue	(40.6%)	(9.4%)

Reconciliation of GAAP net loss to non-GAAP net income (loss)
GAAP net loss	$(25,922)	$(16,490)
Stock-based compensation	21,160	18,536
Non-GAAP net income (loss)	$(4,762)	$2,046
Weighted-average shares used to compute diluted net income (loss) per share	22,074	21,794

GAAP net loss per share diluted	$(1.17)	$(0.76)
Non-GAAP adjustments detailed above	0.95	0.85
Non-GAAP net income (loss) per share diluted	$(0.22)	$0.09

SiTime Corporation Unaudited GAAP Condensed Consolidated Balance Sheets

	As of
	June 30, 2023	December 31, 2022
	(in thousands)
Assets:
Current assets:
Cash and cash equivalents	$30,375	$34,603
Short-term investments in held-to-maturity securities	544,299	529,494
Accounts receivable, net	15,769	41,229
Inventories	64,252	57,650
Prepaid expenses and other current assets	8,282	6,091
Total current assets	662,977	669,067
Property and equipment, net	56,295	58,772
Intangible assets, net	6,206	5,205
Right-of-use assets, net	9,549	10,848
Other assets	10,477	6,724
Total assets	$745,504	$750,616
Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$9,762	$14,881
Accrued expenses and other current liabilities	20,700	18,913
Total current liabilities	30,462	33,794
Lease liabilities	6,773	8,149
Other non-current liabilities	2	193
Total liabilities	37,237	42,136
Commitments and contingencies
Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	758,542	716,343
Accumulated deficit	(50,277)	(7,865)
Total stockholders’ equity	708,267	708,480
Total liabilities and stockholders’ equity	$745,504	$750,616

Investor Relations Contacts:

Shelton Group

Leanne Sievers | Brett Perry

1-949-224-3874 | 1-214-272-0070

sheltonir@sheltongroup.com

SiTime Corporation

Art Chadwick

Chief Financial Officer

investor.relations@sitime.com